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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
THURSDAY, MAY 13, 1999



                   APOGEE ENTERPRISES, INC. COMPLETES THE SALE
                    OF LARGE-SCALE DOMESTIC CURTAINWALL UNIT


MINNEAPOLIS, MN, May 13, 1999 -- Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that it has completed the sale of the stock of its large-scale domestic curtainwall business, Harmon Ltd., to CH Holdings, Inc., a private company located in St. Louis, Missouri.

Harmon Ltd. is the nation's largest designer and installer of curtainwall and window systems for nonresidential construction. In fiscal 1999, Harmon Ltd. generated revenues of approximately $85 million. By comparison, Apogee reported fiscal 1999 consolidated net sales of approximately $793 million, which excluded the following discontinued operations: domestic and international curtainwall operations, and the Norment detention & security unit.

Apogee Enterprises, Inc. is a world leader in technologies involving the design and development of value-added glass products, services and systems. Organized in two business segments, the Glass Technologies businesses are leaders primarily in architectural glass and high-end glass coatings for the electronics markets, while the Glass Services businesses are leaders in replacement auto glass and building glass services. Headquartered in Minneapolis, the company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

   For more information on Apogee Enterprises, Inc. via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company code ticker APOG.

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Apogee Enterprises, Inc.
7900 Xerxes Ave., South
Minneapolis, MN 55431
(612) 835-1874
                      At the Company:
                      Russel Huffer, CEO
                      Robert G. Barbieri, CFO
                      Michael A. Bevilacqua, Treasurer

                                          At the Financial Relations Board:
                                          Larry Stein         Suzy Lynde
                                          General Inquiries   Investor Inquiries
                                          (312) 266-7800      (312) 266-7800